==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 SCHEDULE 14D-9
                                 (Rule 14d-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ---------------


                                HOTJOBS.COM, LTD.
                            (Name of Subject Company)


                                HOTJOBS.COM, LTD.
                        (Name of Person Filing Statement)

                                 ---------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                 ---------------

                                    441474103
                      (Cusip Number of Class of Securities)

                                Dimitri J. Boylan
                      President and Chief Executive Officer
                                HotJobs.com, Ltd.
                         406 West 31st Street, 9th Floor
                            New York, New York 10001
                                 (212) 699-5300
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications On Behalf of the Person Filing Statement)

                                 WITH A COPY TO:

                           Andrew R. Brownstein, Esq.
                            Mitchell S. Presser, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

          /X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
 ------------------------------------------------------------------------------